EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT
                              --------------------

     THIS AGREEMENT made as of this 22nd day of November, 1999, between Pinecrest Investment Group. Inc. (PNCR-OTCBB), a Florida corporation (hereinafter sometimes called the "Employer"), having its corporate offices located at 1201 Tech Blvd., Suite 101, Tampa, Florida 33619, principal place of business and Thomas M. Tillman, whose mailing address is P.O. Box 205, Lithia, Florida 33547 (hereinafter sometimes called the "Employee").

     WHEREAS, the Employee and Employer desire to set forth in writing their contract with respect to Employee's employment by Employer;

     NOW, THEREFORE, in consideration of their mutual promises set forth herein, the parties hereby agree as follows:

     1. EMPLOYMENT. Employer hereby employs Employee, and Employee hereby accepts such employment, upon the terms and conditions set forth in this Agreement.

     2.   DUTIES AND AUTHORITIES.

          A. Employee will occupy the position of President and Chief Operating Officer (hereinafter referred to as "Position" or "Assignment") with the Employer's wholly owned subsidiary known as PINECREST FARMS, INC. (hereinafter referred to as "Subsidiary").
          B. Employee agrees to devote full business time equal to at least a 40-hour business workweek while this agreement is in effect, dedicating all attention, skill and effort to the faithful performance of this agreement.
          C. Employee will not, during the term of this Agreement, directly or indirectly engage in a like or similar business as that of Employer, either as an employee, employer, or consultant, principal, corporate officer, or in any other capacity, whether or not compensated, without the prior written consent of Employer.

     3. TERM OF EMPLOYMENT. The term of employment shall be for a period of 5 years beginning November 22, 1999 and continue to November 21, 2004 (hereinafter called the "Initial Term"). After the Initial Term, this Agreement shall be extended automatically for successive periods of one year each upon the same terms and conditions set forth in this contract, or other terms and conditions as the parties hereto shall agree, unless this Agreement is terminated by either party as herein provided.

     4. COMPENSATION. Employee will receive compensation during the term of this Agreement as follows:


          A. BASE SALARY. An Annual Base Salary (hereinafter "Annual Base Salary"), of $120,000 payable bi-weekly.


          B. BONUSES/INCENTIVE PAY. Employee shall earn a bonus, on a pro-rata basis, for meeting the Revenues, Gross Profit and Gross Net Operating Profit guideline indicated in Exhibit A attached hereto and made a part hereof. Thresholds shall be calculated pursuant to GAAP (Generally Accepted Accounting Principles) and as indicated in Exhibit A except that Gross Net Operating Profit shall be calculated as follows: Gross Net Operating Profit shall be the Net Profit before federal, state and local income taxes, determined in accordance with GAAP and adjusted to exclude: (i) any bonus or incentive payments paid to officers, directors, and/or stockholders; (ii) any extraordinary gains or losses (including, but not limited to, gains or losses in disposition of assets); (iii) any deficiency of federal and state income taxes paid in a prior year; and (iv) depreciation. The Bonus shall be calculated within thirty days after the end of each quarter. One-half of the Annually Disbursable Bonus shall be disbursed to Employee within forty-five (45) days after the end of the quarter, and the remaining one-half shall be disbursed within ninety (90) days after the end of the fiscal year. The Accrued Bonus shall be disbursed within 90 days after the end of the 60th month from the inception of this Agreement or as otherwise indicated in this Agreement.

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          C.   PENSION AND PROFIT SHARING. The Employee shall be entitled to participate in any pension or profit sharing plan, or other type of plan adopted by the Employer for the benefit of its officers. If the corporation establishes more than one plan, Employee may choose the plan in which to participate.
          D. SEVERANCE PAY. In the event of termination of this Agreement for any reason other than those set forth in Paragraph 12.A. below, or if Employer breaches, or attempts to breach this Agreement, Employer shall pay Employee the sum of (a) the Annual Base Salary of $120,000, plus (b) an amount equal to the total Annually Disbursable Bonus/Incentive Pay paid or payable in the immediately preceding quarter multiplied by a factor of 4, plus
               (c) all Accrued Bonus accrued through the date of termination. The Severance Pay shall be paid in cash within 30 days.

     5. DEFERRED COMPENSATION. The Employee shall be entitled to participate in any deferred compensation plan adopted by the Employer for the benefit of its officers.

     6. RELOCATION. In the event Employee is transferred and assigned to a new principal place of work located more than fifty (50) miles from Employee's residence, Employer will pay for all reasonable relocation expenses including:
          a. Transportation fares, meals, and lodging for Employee, his spouse, and family from Employee's residence to any new residence located near the new principal place of work.
          b. Moving of Employee's household goods and the personal effects of Employee and Employee's family from Employee's residence to the new residence.
          c. Lodging and meals for Employee and Employee's family for a period of not more than sixty (60) consecutive days while occupying temporary living quarters located near the new principal place of work.
          d. Round trip travel expenses and lodging expenses for Employee's family for no more than two (2) house hunting trips to locate a new residence, each trip not to exceed fourteen (14) days; and
          e.   Expenses in connection with the sale of the residence of Employee including realtor fees, mortgage prepayment penalties, termite inspector fees, title insurance policy and revenue stamps, escrow fees, fees for drawing documents, state or local sales taxes, mortgage discount points (if in lieu of a prepayment penalty), and seller's attorneys fees. At the option of Employee and in lieu of reimbursement for these expenses, Employee may sell the residence of Employee to the Employer at the fair market value of the residence determined by an appraiser chosen by the Employer. The appraisal will be performed within ten (10) days after notice of transfer and notice of appraised value will be submitted by report to Employee. Employee will have the right to sell the residence to the Employer at the appraised price by giving notice of intent to sell within thirty (30) days from the date of the appraisal report. The term "residence" shall mean the property occupied by Employee as the principal residence at the time of transfer and does not include summer homes, multiple-family dwellings, houseboats, boats, or airplanes but does include condominium or cooperative apartment units and duplexes (two family) occupied by Employee.

     7. MEDICAL, DENTAL, AND OTHER INSURANCE. At its sole cost and expense, Employer agrees to include Employee and Employee's family in the group medical, dental, hospital and disability insurance plans of Employer, when such plans are established and will provide group life insurance for Employee in the amount of not less than $100,000. Said life insurance policy shall then remain in effect for the remainder of the term of the Agreement. In the event that the Employer does not establish such plans for the benefit of its employees, Employer shall reimburse Employee for a private health benefits and disability package that is at least as comprehensive as the benefits that Employee currently has in place.

     8.   LEAVE.
          A. VACATION. Employee shall be entitled to three (3) weeks of paid vacation each year during this agreement. Employee and Employer shall mutually agree upon the time for the vacation. If vacation is not taken, for the benefit of the Employer, Employee shall be reimbursed at his base salary rate for time not taken.

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          B.   HOLIDAYS. The Employee will be entitled to nine (9) paid holidays each year as follows: New Years Day, Presidents Day, Employee's Birthday (March 27), Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the Friday following Thanksgiving Day, and Christmas Day. Additional holidays may be allowed in connection with holidays which fall on weekends.
          C. SICK LEAVE. The Employee shall be allowed up to ten (10) sick days per year. Sick days are not cumulative and may not be carried from year to year.
          D. EMERGENCY LEAVE. If a member of the Employee's immediate family dies or becomes critically ill, the Employee will be allowed up to three days of leave with pay. Additional time may be granted, with or without pay, upon approval of the Employer.

     9. AUTOMOBILE. Employer will pay to Employee an automobile allowance of $600 per month plus a gas allowance of $150 per month.

     10. EXPENSE REIMBURSEMENT. Employee shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by Employee in the performance of Employee's duties. Employee will maintain records and written receipts as required by federal and state tax authorities to substantiate expenses as an income tax deduction for Employer and shall submit vouchers for expenses for which reimbursement is made.

     11. DEATH. In the event that Employee dies during the term of this Agreement, this Agreement shall be immediately terminated.

     12.  TERMINATION.
          A. This Agreement may be terminated upon ten (10) days' notice to Employee if: (i) Employee willfully breaches or habitually neglects the duties to be performed under Paragraph 2, or engages in any conduct which is dishonest or damages the reputation of Employer; (ii) an act of God renders impossible performance of this Agreement or, (iii) failure of Employer to conduct business due to financial inability to maintain its operations.
          B. This Agreement may be terminated by Employee without cause by giving ninety (90) days notice to Employer. Under this provision, Employer will have the option of terminating this Agreement at any time subsequent to Employee's notice of termination to Employer. In the event Employer decides to terminate this Agreement prior to expiration of said 90 day period provided for above, Employer shall only be liable to employee for compensation under this Agreement up to the date that employee no longer provides service to employer.
          C. In the event employment is terminated pursuant to subparagraph A or B, Employee will be entitled to only base salary compensation earned prior to the date of termination as provided for in Paragraph 4 of this agreement computed pro rata up to and including the date of termination, and any earned incentive salary payments, or the deferred compensation payments provided for in Paragraph 4.B and 5, respectively.
          D. In the event Employer is acquired, is a non-surviving party in a merger, or transfers substantially all of its assets, this agreement shall not be terminated and Employer agrees to take all actions necessary to assure that the transferee or surviving company is bound by the provisions of this agreement.
          E. In the event of termination of this Agreement for any reason other than those set forth in subparagraph A or B above, or if Employer breaches, or attempts to breach this Agreement, Employer shall pay Employee the Severance Pay as set forth in paragraph 4.E above.

     13. NOTICES. Any notice provided for in this agreement shall be given in writing. Notices shall be effective from the date of service, if served personally on the party to whom notice is to be given or on the second day after mailing, if mailed by first class mail, postage prepaid. Notices shall be properly addressed to the parties at their respective addresses or to such other address as either party may later specify by notice to the other.

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     14.  ENTIRE AGREEMENT. This Agreement contains the entire agreement and supersedes all prior agreements and understanding, oral or written, with respect to the subject matter hereof. This Agreement may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment or modification is sought.

     15. WAIVER. The waiver by either party of a breach of any of the provisions of this Agreement by the other party shall not be construed as a waiver of any subsequent breach.

     16. GOVERNING LAW: VENUE. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida, Hillsborough County, Florida, shall be proper venue for any litigation arising out of this Agreement.

     17. PARAGRAPH HEADINGS. Paragraph headings are for convenience only and are not intended to expand or restrict the scope or substance of the provisions of this Agreement.

     18. ASSIGNABLIITY. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer. This Agreement is a personal employment agreement and the rights, obligations and interests of the employee hereunder may not be sold, assigned, transferred, pledged or hypothecated.

     19. SEVERABILITY. If any provisions of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement shall remain in full force and shall in no way be impaired.

     20. ARTITRATION. Any controversy or claim arising out of or relation to this contract, or breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

     21. LITIGATION. In the event of any litigation for the enforcement of this agreement, or collection of the obligations evidenced hereby, the prevailing party shall be entitled to recover costs and expenses of such action, including reasonable attorneys' fees, from the non-prevailing party.


IN WITNESS WHEREOF, the parties have executed this Agreement as of the 22nd day of November 1999.

                                            EMPLOYEE:

/s/  Sheryl Salvadore                        /s/  Thomas M. Tillman
------------------------------------        ------------------------------------
                                                  Thomas M. Tillman

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        Witnesses

                                            EMPLOYER:

                                            PINECREST INVESTMENT GROUP. INC.
                                            a Florida Corporation
Attested:

/s/  Sheryl Salvadore                       By:  /s/  David B. Howe
------------------------------------             -------------------------------
Secretary                                             David B. Howe, CEO

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